Exhibit 15.1

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

True Leaf to Participate in the 31st Annual

ROTH Capital Conference, March 17-19, 2019

Working to raise its profile among U.S. investors, the Company has also retained KCSA Strategic Communications as its investor relations counsel

VERNON, BC – March 15, 2019 – True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced that Tenzin Khangsar, the Company’s Executive Vice President, and Kerry Biggs, Chief Financial Officer, are scheduled to participate in the 31st Annual ROTH Capital Conference to be held March 17-19, 2019, at The Ritz-Carlton, Laguna Niguel in Orange County, CA.

Management will be available for one-on-one meetings with investors throughout the conference. To schedule a one-on-one meeting, please contact KCSA Strategic Communications at Trueleaf@KCSA.com or your ROTH Conference representative directly.

Management will also share the Company’s newly launched brand identity, redesigned logo and product innovations that reflect its commitment to be the most trusted cannabis-for-pets brand world-wide.

The Company also announced that it has retained KCSA Strategic Communications ("KCSA"), a leading New York-based communications firm, to support the Company's investor relations efforts in the United States. KCSA will employ a comprehensive communications program designed to increase awareness of True Leaf across the investment community. Since KCSA’s inception nearly fifty years ago, the firm has developed a reputation for its innovative and dedicated work representing public companies, and, most recently, has become one of the leading communications firms within the emerging cannabis industry.

“True Leaf has pioneered a fully legal route-to-market with its hemp-seed products,” said Phil Carlson, Managing Director of KCSA Strategic Communications. “With its seasoned leadership, growing global retail distribution network, and innovative products, the Company is well positioned to establish itself as the most trusted cannabis-for-pets brand. We look forward to sharing the True Leaf story to a broader audience of institutional and retail investors.”

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

About the 31st Annual ROTH Conference

Following the success of the previous year's events, the ROTH Conference, with close to 550 participating companies and over 4,700 attendees, will feature presentations from public and private companies in a variety of sectors.

This gathering of institutional investors, private equity investors, VCs and executives, and service providers has become a must-attend event for anyone working in the small and mid-cap space.

For more information:

Media Contact

Paul Sullivan

Director, Public Relations

Paul@trueleaf.com

O: 604-685-4742

M: 604-603-7358

Investor Contact

Kevin Bottomley (Canada)

Director and Corporate Relations

Kevin@trueleaf.com

M: 778-389-9933

Phil Carlson (US)

KCSA Strategic Communications

pcarlson@kcsa.com

O: 212-896-1233

Scott Eckstein (US)

KCSA Strategic Communications

seckstein@kcsa.com

O: 212-896-1210

Follow True Leaf

Twitter: @trueleafpet

Facebook: True Leaf Pet

Instagram: @trueleafpet

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.